Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER


                                  by and among



                             BERKSHIRE HATHAWAY INC.


                                B MERGER SUB INC.


                                       and


                               CLAYTON HOMES, INC.



                                  April 1, 2003



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                                                     Table of Contents

                                                                                                               Page
ARTICLE I             THE MERGER.................................................................................1

         Section 1.1           The Merger........................................................................1

         Section 1.2           Effective Time....................................................................2

         Section 1.3           Closing...........................................................................2

         Section 1.4           Directors and Officers of the Surviving Corporation...............................2

         Section 1.5           Stockholders' Meeting.............................................................2

ARTICLE II            CONVERSION OF SECURITIES; OPTION OFFER.....................................................3

         Section 2.1           Conversion of Capital Stock.......................................................3

         Section 2.2           Exchange of Certificates..........................................................4

         Section 2.3           Dissenting Shares.................................................................5

         Section 2.4           Company Option Plans..............................................................6

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................7

         Section 3.1           Corporate Organization............................................................7

         Section 3.2           Capitalization....................................................................8

         Section 3.3           Authority.........................................................................9

         Section 3.4           Consents and Approvals; No Violations.............................................9

         Section 3.5           SEC Documents; Undisclosed Liabilities...........................................10

         Section 3.6           Broker's Fees....................................................................11

         Section 3.7           Absence of Certain Changes or Events.............................................11

         Section 3.8           Legal Proceedings................................................................11

         Section 3.9           Compliance with Applicable Law...................................................12

         Section 3.10          Company Information..............................................................12

         Section 3.11          Employee Matters.................................................................12

         Section 3.12          Environmental Matters............................................................13

         Section 3.13          Takeover Statutes................................................................14

         Section 3.14          Properties.......................................................................14

         Section 3.15          Tax Returns and Tax Payments.....................................................14

         Section 3.16          Intellectual Property............................................................15

         Section 3.17          Identified Agreements............................................................15

         Section 3.18          Insurance........................................................................16

                                                        -i-
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         Section 3.19          Board Recommendation.............................................................16

         Section 3.20          Opinion of Financial Advisor.....................................................16


ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF  PARENT AND MERGER SUB..................................16

         Section 4.1           Corporate Organization...........................................................16

         Section 4.2           Authority........................................................................16

         Section 4.3           Consents and Approvals; No Violation.............................................17

         Section 4.4           Broker's Fees....................................................................17

         Section 4.5           Merger Sub's Operation...........................................................18

         Section 4.6           Parent or Merger Sub Information.................................................18

         Section 4.7           Financing........................................................................18

         Section 4.8           Stock Ownership..................................................................18

ARTICLE V             COVENANTS.................................................................................18

         Section 5.1           Conduct of Businesses Prior to the Effective Time................................18

         Section 5.2           No Solicitation..................................................................19

         Section 5.3           Publicity........................................................................22

         Section 5.4           Notification of Certain Matters..................................................22

         Section 5.5           Access to Information............................................................23

         Section 5.6           Further Assurances...............................................................23

         Section 5.7           Indemnification..................................................................24

         Section 5.8           Employee Benefit Plans...........................................................26

         Section 5.9           Additional Agreements............................................................26

         Section 5.10          Certain Lending Transactions....................................................26

ARTICLE VI            CONDITIONS TO THE MERGER..................................................................27

         Section 6.1           Conditions to Each Party's Obligation To Effect the Merger.......................27

         Section 6.2           Conditions to Obligations of Parent and Merger Sub to Effect the Merger..........27

         Section 6.3           Conditions to Obligations of the Company to Effect the Merger....................28

         Section 6.4           Frustration of Closing Conditions................................................29

                                                        -ii-
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ARTICLE VII           TERMINATION...............................................................................29

         Section 7.1           Termination......................................................................29

         Section 7.2           Effect of Termination............................................................30

         Section 7.3           Termination Fee; Expenses........................................................31

ARTICLE VIII          MISCELLANEOUS.............................................................................31

         Section 8.1           Amendment and Modification.......................................................31

         Section 8.2           Extension; Waiver................................................................32

         Section 8.3           Nonsurvival of Representations and Warranties....................................32

         Section 8.4           Notices..........................................................................32

         Section 8.5           Counterparts.....................................................................33

         Section 8.6           Entire Agreement; Third Party Beneficiaries......................................33

         Section 8.7           Severability.....................................................................33

         Section 8.8           Governing Law....................................................................33

         Section 8.9           Assignment.......................................................................33

         Section 8.10          Headings; Interpretation.........................................................34

         Section 8.11          Enforcement......................................................................34
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                                                       -iii-
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                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 1, 2003, by and among Berkshire Hathaway Inc., a Delaware corporation ("Parent"), B Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Clayton Homes, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the Board of Directors of Parent, the Board of Directors of Merger Sub, and the Board of Directors of the Company have approved, and determined that it is advisable and in the best interests of their respective companies and stockholders to consummate, the merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger, upon and subject to the terms and conditions set forth in this Agreement, pursuant to which the shares of Common Stock, par value $0.10 per share, of the Company (the "Shares" or the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2), other than Shares described in Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3), will be converted into the right to receive $12.50 per Share in cash (the "Merger Consideration"); and

                  WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby; and

                  WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Parent's and Merger Sub's willingness to enter into this Agreement, Parent and Merger Sub have entered into a Stockholders Agreement, dated the date hereof, the form of which is attached as Exhibit A hereto (the "Stockholders Agreement"), with the stockholders named therein (the "Stockholders"), pursuant to which the Stockholders have, among other things, agreed to vote all Shares beneficially owned by the Stockholders in favor of the Merger and this Agreement and against any Takeover Proposal (as defined herein), in each case subject to and on the conditions set forth therein.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

                  Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the Delaware General Corporation Law (the "DGCL"), at the Effective Time, the Company and Merger Sub shall consummate a merger (the "Merger") pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") under the name "Clayton Homes, Inc." and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. After the Effective Time, (x) the certificate of incorporation of the Company shall be amended as desired by Parent (which amendments will include restrictions on the

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transferability of shares of capital stock of the Surviving Corporation) and as so amended shall become the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (y) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation and such bylaws. The Merger shall have the effects set forth in the DGCL.

                  Section 1.2 Effective Time. Parent, Merger Sub, and the Company shall cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in
Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such later time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

                  Section 1.3 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the fourth business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at, or directed from, the offices of Munger, Tolles & Olson LLP, 355 South Grand Avenue, Los Angeles, California 90071, unless another date or place is agreed to in writing by the parties hereto.

                  Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

                  Section 1.5 Stockholders' Meeting.

                           (a) The Company, acting through its Board of
Directors, shall, in accordance with applicable law:

                                    (i) duly call, give notice of, convene and
hold a special meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the "Special Meeting") as soon as practicable following the date hereof;

                                    (ii) prepare and file with the United States
Securities and Exchange Commission (the "SEC"), within ten business days of the date hereof, a preliminary proxy statement relating to the Merger and this Agreement and use its reasonable efforts (A) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter


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

defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and, as soon as practicable thereafter, to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its stockholders as soon as practicable; and

                                    (iii) include in the Proxy Statement (1) the
recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with Section 5.2, and (2) the opinion of Morgan Keegan (the "Financial Advisor") described in Section 3.20.

                           (b) Parent shall provide the Company with the
information concerning Parent and Merger Sub required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares (if any) then owned by it, Merger Sub or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

                                   ARTICLE II

                     CONVERSION OF SECURITIES; OPTION OFFER

                  Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or of the common stock, par value $.0l per share, of Merger Sub (the "Merger Sub Common Stock"):

                           (a) Merger Sub Common Stock. Each issued and
outstanding share of Merger Sub Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.0l per share, of the Surviving Corporation.

                           (b) Cancellation of Treasury Stock and Parent-Owned
Stock. All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                           (c) Conversion of Shares. Each issued and outstanding
share of Company Common Stock, other than Shares to be canceled in accordance with Section 2.1(b) hereof and any Dissenting Shares (as defined in Section 2.3 hereof), shall be converted into the right to receive the Merger Consideration in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the


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manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

                  Section 2.2 Exchange of Certificates.

                           (a) Paying Agent. Prior to the Effective Time, Parent
shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. When and as needed, Parent shall deposit with the Paying Agent such funds in trust for the benefit of holders of shares of Company Common Stock for exchange in accordance with Section 2.1, for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

                           (b) Exchange Procedures. As promptly as practicable
after the Effective Time but in no event more than ten (10) days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e) below) multiplied by the number of shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                           (c) Transfer Books; No Further Ownership Rights in
Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for Merger Consideration in the proper amount of cash as provided in this Article II.

                           (d) Return of Funds; No Liability. At any time
following 270 calendar days after the Effective Time, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (e) Withholding Taxes. Parent, the Surviving
Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Merger such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made.

                  Section 2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Shares") in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of
Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect

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or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.3, if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  Section 2.4 Company Option Plans.

                           (a) On such date as is determined by the mutual
agreement of the Company and Parent, which shall be no later than the date the Proxy Statement is mailed to the Company's stockholders, the Company shall commence an offer (the "Option Offer") to purchase, from the holders thereof, all outstanding options to purchase shares of Company Common Stock ("Company Stock Options"), whether vested or unvested (except for unvested Company Stock Options granted pursuant to the 1996 Outside Directors Equity Plan, which shall not be included in the Option Offer and which shall terminate, in accordance with their terms, at the Effective Time), for an aggregate price not in excess of $19,500,000 and at a price per option (subject to any applicable withholding taxes) determined in accordance with Exhibit B hereto. The Option Offer shall require each optionholder to tender all Company Stock Options owned by such optionholder at the time of his or her tender in order to participate in the Option Offer. In making the Option Offer, the Company shall, and shall cause all documents related to the Option Offer which are filed with the SEC and/or published, sent or given to holders of Company Stock Options (collectively, the "Option Offer Documents") to, comply in all respects with the provisions of applicable federal securities laws (including, without limitation, the provisions of the Exchange Act, and the rules and regulations promulgated thereunder, that relate to going private transactions under Rule 13e-3 of the Exchange Act and issuer tender offers) and state law. On the date any Option Offer Documents are filed with the SEC and on the date any Option Offer Documents are first published, sent or given to holders of Company Stock Options, such documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion in the Option Offer Documents. The Company shall not file with the SEC or otherwise provide to holders of Company Stock Options any documents related to the Option Offer without the prior review and approval of such documents by Parent and Merger Sub, nor waive any conditions to the Option Offer (which conditions must be approved by Parent and Merger Sub) without the prior approval of Parent and Merger Sub. In addition, the Company shall provide Parent and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to any of the Offer Documents promptly after receipt of such comments and a reasonable opportunity to participate in the preparation of any responses thereto by the Company or its counsel, including copies of any written responses and telephonic notification of any verbal responses.

                           (b) The Board of Directors of the Company (or, if
appropriate, any committee thereof) shall adopt such resolutions and take such other action as may be necessary to (i) cancel all Company Stock Options purchased by the Company pursuant to Section 2.4(a) immediately following such

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purchase, (ii) terminate, as of the Effective Time, any plan, program or arrangement providing for the issuance or grant of any interest in respect of the capital stock of the Company or any subsidiary of the Company, other than, to the extent Company Stock Options remain outstanding thereunder immediately prior to the Effective Time, the Company's 1991 Employee Stock Incentive Plan, 1994 Director's Equity Plan, 1996 Outside Directors Equity Plan, and 1997 Employee Stock Incentive Plan (the "Option Plans"), and (iii) provide that following the Effective Time no participant in any such plan, program or arrangement shall have any right thereunder to acquire capital securities of Parent or, except for any Company Stock Options which remain outstanding under the Option Plans immediately prior to the Effective Time, the Surviving Corporation.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Merger Sub as follows:

                  Section 3.1 Corporate Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company ("Company Material Adverse Effect"). The copies of the Certificate of Incorporation and Bylaws of the Company (the "Company Charter" and "Company Bylaws"), in the form delivered to Merger Sub and Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company, on the one hand, or Parent, on the other hand, a material adverse effect on (i) the ability of the Company, on the one hand, or Parent and Merger Sub, on the other hand, to consummate the transactions contemplated hereby, or (ii) the business, results of operations, properties, assets, liabilities or financial condition of such party and its subsidiaries, taken as a whole, except to the extent such material adverse effect under this clause (ii) results from (A) any changes in general United States or global economic conditions, (B) any changes in general economic conditions in industries in which such party and its subsidiaries operate, which changes do not affect such party disproportionately relative to other entities operating in such industries, or (C) any decline in the market price of the common stock of such party. For purposes of analyzing whether any state of facts, change, development, effect, occurrence or condition has resulted in a Company Material Adverse Effect, Parent and Merger Sub will not be deemed to have knowledge of any state of facts, change, development, effect, occurrence or condition relating to the Company or its subsidiaries unless it is disclosed in the Company's SEC Documents or the Company Disclosure Schedule (as defined

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below). As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (ii) that would be required to be consolidated in such party's financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States.

                  Section 3.2 Capitalization.

                           (a) The authorized capital stock of the Company
consists of 200,000,000 shares of Company Common Stock, par value $0.10 per share. At the date hereof, there were (i) 136,134,319 shares of Company Common Stock issued and outstanding, and (ii) 5,944,718 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently exercisable) pursuant to the Option Plans. All of the issued and outstanding shares of Company Stock have been, and any shares of Company Common Stock issued upon the exercise of Company Stock Options will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights. Except as set forth above or in Section 3.2(a) of the Company's disclosure schedule delivered to Parent concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), as of the date hereof, there are not, and as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its subsidiaries is a party, or by which the Company or any of its subsidiaries is bound, obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any subsidiary of the Company or obligating the Company or any subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries.

                           (b) The Company owns, directly or indirectly, all of
the issued and outstanding shares of capital stock of each of its subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens"), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

                           (c) Disclosed in Section 3.2(c) of the Company
Disclosure Schedule is a true and complete list of all outstanding Company Stock Options, the exercise price therefor, and the holder thereof.

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

                  Section 3.3 Authority.

                           (a) The Company has all necessary corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") prior to the consummation of the Merger in accordance with Section 251 of the DGCL. The Company Stockholder Approval is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.5 hereof and as required by the DGCL, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                           (b) The Board of Directors of the Company has
approved and taken all corporate action required to be taken by the Board of Directors for the consummation by the Company of the transactions contemplated by this Agreement.

                  Section 3.4 Consents and Approvals; No Violations.

                           (a) Except for (i) the consents and approvals set
forth in Section 3.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the preliminary proxy statement, the Proxy Statement and any of the Offer Documents required to be so filed, (iii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (iv) the Company Stockholder Approval and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), are necessary for the consummation by the Company of the transactions contemplated hereby or by the Stockholders Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

                           (b) Except as set forth in Section 3.4(b) of the
Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, nor the consummation of the transactions contemplated by the

Stockholders Agreement or compliance with the terms and provisions thereof, will
(i) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in
Section 3.4(a) and the authorization hereof by the Company's stockholders are duly obtained in accordance with the DGCL, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.5 SEC Documents; Undisclosed Liabilities. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2001 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the "SEC Documents"). No subsidiary of the Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the SEC Documents (the "SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the
SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). Since June 30, 2002, neither the Company nor any of its subsidiaries, has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP except (i) as and to the extent set forth on the audited balance sheet of the Company and its subsidiaries as of June 30, 2002 (including the notes thereto) included in the SEC Documents, (ii) as incurred in connection with the transactions contemplated by this Agreement, (iii) as incurred after June 30, 2002 in the ordinary course of business and consistent with past practice, (iv) as described in the SEC Documents filed since June 30, 2002 (the "Recent SEC Documents"), or (v) as would not, individually or in the aggregate, have a Company Material Adverse Effect. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The management of the Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and
(ii) has disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Company's Board of Directors (A) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls. A summary of such disclosure made by management to the Company's auditors and audit committee is set forth on Section
3.5 of the Company Disclosure Schedule.

                  Section 3.6 Broker's Fees. Except for the Financial Advisor's fee set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

                  Section 3.7 Absence of Certain Changes or Events. Except as set forth in the Recent SEC Documents filed prior to the date hereof, since June 30, 2002, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have in the future a Company Material Adverse Effect. Except as set forth in Section 3.7 of the Company Disclosure Schedule, since June 30, 2002, neither the Company nor any of its subsidiaries has taken, or failed to take, any action that would have constituted a breach of
Section 5.1 hereof had the covenants therein applied since that date.

                  Section 3.8 Legal Proceedings.

                           (a) Except as set forth in Section 3.8 of the Company
Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the Company's knowledge, threatened against the

Company or any of its subsidiaries, and neither the Company nor any or its subsidiaries is a party to any action, suit or proceeding, arbitration or investigation, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

                           (b) There is no injunction, order, judgment, decree
or regulatory restriction imposed upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries which, individually or when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.9 Compliance with Applicable Law. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, the Company and each of its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as presently conducted and are in compliance with the terms thereof, except where the failure to hold such license, franchise, permit or authorization or such noncompliance would not, individually or when aggregated with all other such failures or noncompliance, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of, or has received notice of, any material violations of any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.10 Company Information. The information relating to the Company and its subsidiaries to be provided by or on behalf of the Company for inclusion in the Proxy Statement and the Option Offer Documents, or in any other document filed with any other Governmental Entity in connection herewith at the respective times filed with the SEC or such other Governmental Entity and first published, sent or given to stockholders of the Company and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation is made by the Company to such portions thereof that relate expressly to Parent, Merger Sub or any of their subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion therein). The Proxy Statement and the Option Offer Documents required to be filed with the SEC will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                  Section 3.11 Employee Matters.

                           (a) The Company has delivered or made available to
Parent full and complete copies or descriptions of each material employment, severance, bonus, change-in-control, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by the Company or any of its ERISA Affiliates (as defined below), for the benefit or welfare of any director, officer, employee or former employee of the Company or any of its ERISA Affiliates (such plans and arrangements being collectively the "Company Benefit Plans"). Each of the Company Benefit Plans is in material compliance with all applicable laws including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code except where such noncompliance would not reasonably be expected to have a Company Material Adverse Effect. The Internal Revenue Service has determined that each Company Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified as to form and the Company is aware of no event occurring after the date of such determination that would adversely affect such determination. The liabilities accrued under each such plan are reflected on the latest balance sheet of the Company included in the Recent SEC Reports in accordance with GAAP applied on a consistent basis. No condition exists that is reasonably likely to subject the Company or any of its subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(j) of ERISA or liability under Section 4069 of ERISA or 4975, 4976, or 4980B of the Code or other liability with respect to the Company Benefit Plans that would have a Company Material Adverse Effect and that is not reflected on such balance sheet or, except as set forth in Section 3.11(a) of the Company Disclosure Schedule, that is reasonably likely to result in any loss of a federal tax deduction under Section 280G of the Code. There are no pending or to the Company's knowledge, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto except where such claims would not reasonably be expected to have a Company Material Adverse Effect. "ERISA Affiliate" means, with respect to any person, any trade or business, whether or not incorporated, that together with such person would be deemed a "single employer" within the meaning of Section 4001(a)(15) of the ERISA.

                           (b) Neither the Company nor any of its subsidiaries
is a party to, or bound by, any collective bargaining agreement or other contract or understanding with a labor union or labor organization. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending, (ii) to the knowledge of the Company, any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries or (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to such employees.

                  Section 3.12 Environmental Matters. Except as set forth in
Section 3.12 of the Company's Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, required environmental remediation activities or, to the knowledge of the Company, governmental investigations of any nature seeking to impose, or that reasonably would be expected to result in the imposition, on the Company or any of its subsidiaries of any liability or obligations arising under common law standards relating to environmental protection, human health or safety, or under any local, state, federal, national or supernational environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, "Environmental Laws"), pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries, which liability or obligation would have or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, during or prior to the period of (i) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries' participation in the management of any property, or (iii) its or any of its subsidiaries' holding of a security interest or other interest in any property, there was no release or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligations pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Company Material Adverse Effect.

                  Section 3.13 Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, the shares of Company Common Stock (including shares of Company Common Stock acquired in the Merger), the Merger or any other transaction contemplated by this Agreement or the Stockholders Agreement.

                  Section 3.14 Properties. Except (a) as disclosed in the Recent SEC Documents or in the notes to the latest audited financial statements included in the SEC Documents and (b) for any of the following which would not have a Company Material Adverse Effect, each of the Company and its subsidiaries
(i) has good and indefeasible title to all the properties and assets reflected on the latest audited balance sheet included in the SEC Documents as being owned by the Company or one of its subsidiaries or acquired after the date thereof which are, individually or in the aggregate, material to the Company's business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of (A) all Liens except (1) statutory liens securing payments not yet due and (2) such imperfections or irregularities of title or other Liens (other than real property mortgages or deeds of trust) as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (B) all real property mortgages and deeds of trust except such secured indebtedness as is properly reflected in the latest audited balance sheet included in the SEC Documents, and
(ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor.

                  Section 3.15 Tax Returns and Tax Payments. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, (a) the Company and its subsidiaries have timely filed (or, as to subsidiaries, the Company has filed on behalf of such subsidiaries) all material Tax Returns (as defined below) required to be filed by it, (b) the Company and its subsidiaries have paid (or, as to subsidiaries, the Company has paid on behalf of such subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided

(or, as to subsidiaries, the Company has made provision on behalf of such subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, (c) neither the Company nor any of its subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes, (d) no claim for unpaid Taxes has been asserted against the Company or any of its subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its subsidiaries, as the case may be, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (e) there are no Liens for Taxes upon the assets of the Company or any subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (f) no audit of any material Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority,
(g) none of the Company or any of its subsidiaries has made an election under
Section 341(f) of the Code, and (h) neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used herein, "Code" shall mean the Code and the Treasury Regulations promulgated thereunder.

                  Section 3.16 Intellectual Property. Except as set forth in
Section 3.16 of the Company's Disclosure Schedule, the Company or its subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the respective businesses of the Company and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that, individually or in the aggregate, has not had and is not reasonably likely in the future to have a Company Material Adverse Effect. All patents, registered trademarks and service marks and registered copyrights held by the Company or its subsidiaries are subsisting and in force except where failure to be subsisting and in force would not likely cause a Company Material Adverse Effect.

                  Section 3.17 Identified Agreements. Other than the contracts or agreements of the Company included as exhibits to the SEC Documents, and contracts or agreements between the Company and its subsidiaries or between subsidiaries of the Company, Section 3.17 of the Company Disclosure Schedule lists each of the contracts and agreements to which the Company or any of its subsidiaries is a party as of the date hereof, which are (a) material contracts or agreements between the Company and any of its affiliates, (b) contracts or arrangements between the Company or any of its subsidiaries, on the one hand, and any executive officer or director of the Company or any of its affiliates or associates (as defined in the Exchange Act), on the other hand, or (c) stockholder, voting trust or similar contracts or agreements relating to the voting of Company Common Stock or other equity interests of the Company or any of its subsidiaries.

                  Section 3.18 Insurance. To the knowledge of the Company, all insurance policies of any kind or nature owned by or issued to the Company or any of its subsidiaries, including, without limitation, policies for fire, life, theft, product liability, public liability, property damage, other casualty, workers' compensation, employee health and welfare, title, property and liability, with respect to the Company's business or assets and properties are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies engaged in business similar to the Company's business.

                  Section 3.19 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (A) unanimously approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company's stockholders, and (C) subject to Section 5.2, resolved to recommend that the Company's stockholders approve and adopt this Agreement and the Merger.

                  Section 3.20 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company's Board of Directors its opinion (in writing or to be confirmed in writing) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, $12.50 per Share in cash to be received by the holders of the Shares pursuant to the Merger is fair to such holders from a financial point of view.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

                  Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

                  Section 4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

                  Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by their Boards of Directors and by Parent as the sole stockholder of Merger Sub and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally or (b) general principles of equity.

                  Section 4.3 Consents and Approvals; No Violation.

                           (a) Except for (i) the filing with the SEC of the
preliminary proxy statement, the Proxy Statement and any of the Offer Documents required to be so filed, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, and (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, or the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a "Parent Material Adverse Effect").

                           (b) Neither the execution and delivery of this
Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3(a) are obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause
(ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

                  Section 4.4 Broker's Fees. Neither Parent nor Merger Sub nor any of their respective officers or directors on behalf of Parent or Merger Sub has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby or that would result in any reduction of the consideration payable to the stockholders of the Company.

                  Section 4.5 Merger Sub's Operation. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby. All of the issued and outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are owned as of the date hereof, and will be owned, as of the Closing Date, either directly or indirectly, by Parent, free and clear of any Liens.

                  Section 4.6 Parent or Merger Sub Information. The information relating to Parent and its subsidiaries to be provided by or on behalf of Parent to be contained in the Proxy Statement and the Offer Documents, or in any other document filed with any other Governmental Entity in connection herewith, at the respective time filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Shares, at the time of the Special Meeting and at the Effective Time, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

                  Section 4.7 Financing. Parent and Merger Sub collectively have and will have at the Effective Time sufficient funds to pay the Merger Consideration in cash for all outstanding shares of Company Common Stock converted into cash pursuant to the Merger, to perform Parent's and Merger Sub's obligations under this Agreement and to pay all fees and expenses related to the transactions contemplated by this Agreement payable by them.

                  Section 4.8 Stock Ownership. As of the date hereof, neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock.

                                   ARTICLE V

                                    COVENANTS

                  Section 5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, conduct its business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to maintain and preserve intact its business organization and the good will of those having business relationships with it and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as set forth in
Section 5.1 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent in each instance:

                           (a) (i) issue, sell, grant, dispose of, pledge or
otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries, or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of capital stock or options of the Company or any of its subsidiaries outstanding on the date hereof, other than the issuance of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date hereof; (ii) accelerate the vesting of any Company Stock Options; (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of the outstanding shares of capital stock of the Company or any of its subsidiaries; or (iv) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution, in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

                           (b) engage in any borrowing or securitization
transaction, or, other than in the ordinary course of business consistent with past practice, otherwise incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its direct or indirect wholly owned subsidiaries;

                           (c) sell, transfer, mortgage, encumber or otherwise
dispose of any of its properties or assets with a minimum value in excess of $10 million to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company, or cancel, release or assign to any such person any indebtedness in excess of $1 million or any claims related thereto, in each case that is material to the Company and its subsidiaries, taken as a whole, except (i) in the ordinary course of business consistent with past practice, or (ii) pursuant to contracts or agreements in force at the date of this Agreement;

                           (d) other than in the ordinary course of business
consistent with past practice, make any material acquisition or investment in a business either by purchase of stock or securities, merger or consolidation, contributions to capital, loans, advances, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a direct or indirect wholly owned subsidiary of the Company;

                           (e) increase in any manner the compensation of any of
its directors, officers or employees or enter into, establish, amend or terminate any Company Benefit Plans, for or in respect of, any stockholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements in effect on the date of this

Agreement, and (ii) increases in salaries, wages and benefits of employees who are not directors or executive officers of the Company made in the ordinary course of business and in a manner consistent with past practice;

                           (f) amend its charter, bylaws, or similar
organizational documents;

                           (g) waive or fail to enforce any provision of any
confidentiality or standstill agreement to which it is a party; or

                           (h) make any commitment to take any of the actions
prohibited by this Section 5.1.

                  Section 5.2 No Solicitation.

                           (a) The Company shall immediately cease any
discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have returned to the Company any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of a Superior Proposal (as hereinafter defined) or a proposal which is reasonably expected to lead to a Superior Proposal that in either case was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 5.2(c), (A) request information from the party making such Takeover Proposal for the sole purpose of the Board of Directors of the Company informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that (1) such confidentiality agreement must include a provision prohibiting solicitation of key employees of the Company or its subsidiaries, for at least one year, and may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person concurrently with its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Takeover Proposal; provided further, that the actions described in clauses (A), (B) and
(C) may be taken only on or before May 9, 2003. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director or investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.2(a) by the Company.

                           (b) Except as expressly permitted in this Section
5.2(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Merger, and the other transactions contemplated hereby, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, the Board of Directors of the Company may (subject to compliance with this and the following sentences and to compliance with Sections 5.2(a) and 5.2(c)) (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger, and the other transactions contemplated hereby or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement, provided, however, that any actions described in clause (x), (y) or
(z) may be taken only at a time that is after the second business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Board of Directors of the Company of what action referred to herein the Board of Directors of the Company has determined to take, and further provided, that the action described in clause (z) may be taken only upon compliance by the Company with Section 7.1(c)(ii) and Section 7.3.

                           (c) In addition to the obligations of the Company set
forth in paragraphs (a) and (b) of this Section 5.2, the Company shall promptly advise Parent orally and in writing of any request for confidential information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments which could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of this Agreement, the Merger and the transactions contemplated by this Agreement, or in exercising any of its other rights under Section 5.2(a) or (b).

                           (d) Nothing contained in this Section 5.2 or Section
5.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 5.2(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation of this Agreement, the Merger and the other transactions contemplated hereby or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

                           (e) For purposes of this Agreement:

                                    (i) "Takeover Proposal" means any inquiry,
proposal or offer from any person (other than Parent and its subsidiaries, affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or any of its subsidiaries or 15% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                                    (ii) "Superior Proposal" means a bona fide
written offer from any person (other than Parent and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or any of its subsidiaries or 50% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries (other than the transactions contemplated by this Agreement)
(A) which provides for consideration on a per share basis to the stockholders of the Company with a value (taking into account, among other things, the likelihood of such offer resulting in a consummated transaction) exceeding the Merger Consideration, (B) which, considering all relevant factors, is more favorable to the Company and its stockholders than the Merger, and (C) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Board of Directors in its good faith judgment (based on the advice of independent financial advisors and outside counsel).

                  Section 5.3 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent or Merger Sub, nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other parties, except as may be required by law or by any listing agreement with a national securities exchange as determined in the good faith judgment of the party wanting to make such release.

                  Section 5.4 Notification of Certain Matters. The Company shall give prompt notice to Parent if any of the following occur after the date of this Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent or approval of such third party is or may be required in connection with the transactions contemplated by this Agreement;
(ii) receipt of any notice or other communication from any Governmental Entity or the New York Stock Exchange (or any other securities market) in connection with the transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would be reasonably likely in the future to (A) have a Company Material Adverse Effect or prevent or delay the consummation of the Merger or (B) cause any condition to the Merger to be unsatisfied; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies of Parent and Merger Sub available hereunder.

                  Section 5.5 Access to Information.

                           (a) Upon reasonable notice and subject to applicable
laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request.

                           (b) No investigation by any of the parties or their
respective representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

                           (c) The information provided pursuant to Section
5.5(a) shall be used solely for the purpose of the transactions contemplated hereby, and unless and until the Merger is consummated, such information shall be kept confidential by Parent and Merger Sub, except that the information provided pursuant to Section 5.5(a) or portions thereof may be disclosed to those of Parent's and Merger Sub's or their affiliates' directors, officers, employees, agents and advisors (collectively, the "Representatives") who (i) need to know such information for the purpose of the transactions contemplated hereby, (ii) shall be advised by Parent or Merger Sub, as the case may be, of this provision, (iii) agree to hold the information provided pursuant to Section 5.5(a) as confidential and (iv) agree with Parent and Merger Sub to be bound by the provisions hereof. Parent and Merger Sub jointly agree to be responsible for any breach of this section by any of their Representatives. If this Agreement is terminated, Parent shall, and shall cause Merger Sub and each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to Section 5.5(a).

                  Section 5.6 Further Assurances.

                           (a) Subject to the terms and conditions of this
Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement, including, without limitation, the Merger, as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

                           (b) Subject to the terms and conditions of this
Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

                           (c) Notwithstanding subsections (a) and (b) of this
section or any other provision of this Agreement to the contrary, in no event shall Parent or Merger Sub be required to agree to (i) any prohibition of or limitation on the ownership or operation by Parent, Merger Sub, the Company or any of their respective subsidiaries or affiliates of any portion of their respective businesses or assets, (ii) divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, (iii) any limitation on the ability of Parent, Merger Sub, the Company or any of their respective subsidiaries, as the case may be, to acquire or hold, or exercise full rights of ownership of, the Company Common Stock and any capital stock of any subsidiary of the Company, or (iv) any other limitation on Parent's, Merger Sub's, the Company's or any of their respective subsidiaries' ability to effectively control their respective businesses or operations.

                  Section 5.7 Indemnification.

                           (a) From and after the Effective Time, Parent shall,
and shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), and
(ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby; provided, however, that, in the case of Merger Sub and the Surviving Corporation such indemnification shall only be to the fullest extent a corporation is permitted under the DGCL, as applicable, to indemnify its own directors and officers, and in the case of Parent, such indemnification shall not be limited by the DGCL but such indemnification shall not be applicable to any claims made against the Indemnified Parties (A) if a judgment or other final adjudication established that their acts or omissions were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so deliberated or (B) arising out of, based upon or attributable to the gaining in fact of any financial profit or other advantage to which they were not legally entitled. Parent, Merger Sub, and the Surviving Corporation, as the case may be, will pay all expenses of each Indemnified Party in advance of the final disposition of any such action or proceeding to the fullest extent permitted by law upon receipt of any undertaking contemplated by
Section 145(e) of the DGCL. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Parent and Merger Sub, (ii) Parent shall, or shall cause the Surviving Corporation to, pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Parent, Merger Sub or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent, Merger Sub or the Surviving Corporation (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 5.7 except to the extent such failure materially prejudices such party), and shall deliver to Merger Sub and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. In the event any Indemnified Party brings any action against Parent or the Surviving Corporation to enforce rights or to collect monies due under this Section 5.7, the prevailing party in such action shall be entitled to recover its costs, including reasonable attorneys' fees and costs.

                           (b) Successors. In the event Parent or any of its
successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions shall be made so that the continuing or surviving entity or transferee, as appropriate, shall assume the obligations set forth in this
Section 5.7.

                           (c) Survival of Indemnification. To the fullest
extent not prohibited by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the directors, officers and fiduciaries of the Company and its subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective certificates of incorporation and bylaws or comparable documents in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time, provided that in the event any claim or claims are asserted or made within such six-year period, all such rights to indemnification in respect of such claim or claims shall continue until the final disposition thereof.

                           (d) Current Insurance Coverage. Parent shall cause
the Surviving Corporation to maintain the Company's existing directors' and officers' insurance policy, under which all premiums and other costs associated therewith have been paid in full, for the balance of its term.

                  Section 5.8 Employee Benefit Plans. For purposes of all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment agreements, arrangements and policies of Parent under which an employee's benefits depends, in whole or in part, on length of service, credit will be given to current employees of the Company and its subsidiaries for service with the Company or any of its subsidiaries prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits. Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and the other Company Benefit Plans; provided, however, that Parent or the Surviving Corporation may amend, modify or terminate any individual Company Benefit Plan in accordance with its terms and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Benefit Plan to the extent required thereunder); provided, further, that, for a period of two years from the Closing Date, no such amendment, modification or termination shall result in compensation and benefits to the employee, former employees, directors or former directors of the Company and its subsidiaries (the "Company Employees") that are less favorable, in the aggregate, than the compensation and benefits that are provided to the Company Employees immediately prior to the Effective Time. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Surviving Corporation and its subsidiaries shall not, after the Effective Time, provide (i) retiree medical health insurance benefits without the consent of Parent except as may be required by law, or (ii) any form of equity-based compensation, including, without limitation, options to purchase shares of capital stock in the Surviving Corporation or any of its subsidiaries.

                  Section 5.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

                  Section 5.10 Certain Lending Transactions. Following the date of this Agreement, and until the Section 5.10 Termination Date (as defined below), Parent shall, or shall cause one or more of its subsidiaries to, enter into such agreements with the Company, or one or more of its subsidiaries, as are described in Schedule I delivered by Parent to the Company concurrently with the execution of this Agreement, for the purpose of lending funds to the Company or one or more of its subsidiaries in connection with the transactions, and on the terms, described in Schedule I, it being understood and agreed by Parent and the Company that (a) any such agreement will be entered into on or about the date specified for such purpose in Schedule I and any transaction provided for therein will be subject to the terms applicable to such transaction set forth in

Schedule I, and (b) all obligations of Parent under this Section 5.10 shall terminate as of the Section 5.10 Termination Date. For purposes of this Agreement, the "Section 5.10 Termination Date" shall mean the earliest to occur of (a) the first anniversary of the date of this Agreement, (b) the date Parent or Merger Sub provides the Company with notice of the occurrence of any breach of any of the Company's representations, warranties, obligations, agreements, or covenants contained in this Agreement, which breach would (assuming it cannot be cured or has not been cured within the time specified in Section 7.1(d)(iii)) entitle Parent to terminate this Agreement pursuant to Section 7.1(d)(iii), provided that, if such breach is cured by the Company within the time specified in Section 7.1(d)(iii), then, unless Parent's obligations pursuant to this
Section 5.10 have been terminated as a result of any other provision of this
Section 5.10, such obligations under this Section 5.10 shall continue once the cure of such breach is effective, (c) the date of termination of this Agreement pursuant to Sections 7.1(c)(ii) or 7.1(d)(ii) hereof, or (d) the date of termination of this Agreement pursuant to Section 7.1(b)(i), 7.1(b)(ii), 7.1(c)(i), or 7.1(d)(i) hereof, to the extent that such termination under this clause (d) either (1) occurs following a Takeover Proposal, which Takeover Proposal (together with any modifications thereof) has not been withdrawn by the date of the event giving rise to such termination, or (2) relates to or results from a Takeover Proposal.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

                  Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                           (a) Stockholder Approval. This Agreement shall have
been duly approved and adopted by the requisite vote of the holders of Company Common Stock.

                           (b) Statutes and Injunctions. No statute, rule,
regulation, judgment, order or injunction shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Entity which prohibits, restrains, or makes illegal the consummation of the Merger.

                           (c) Governmental Consents. All governmental consents,
orders, approvals and waiting periods required for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained and shall be in effect, or, with respect to waiting periods, shall have expired or been terminated, at the Effective Time.

                  Section 6.2 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Parent):

                           (a) The representations and warranties of the Company
set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

                           (b) The Company shall have performed or complied
with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by it (including without limitation the Company not having entered into any definitive agreement or any agreement in principle with any person with respect to a Takeover Proposal or similar business combination with the Company in violation of Section 5.2), and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by its chief executive officer and chief financial officer.

                           (c) No statute, rule, regulation, judgment, order or
injunction shall have been promulgated, entered, enforced, enacted, issued or applicable to the Merger by any Governmental Entity which (1) prohibits, or imposes any material limitations on, Parent's ownership or operation of any portion of its or its subsidiaries' businesses or assets, or Parent's, Merger Sub's or the Company's ownership or operation of any portion of the Company's and its subsidiaries' businesses and assets, or (2) imposes material limitations on the ability of Parent effectively to exercise full rights of ownership of the shares of the Surviving Corporation, and no action or proceeding by any Governmental Entity shall be pending which seeks any of the results described in clauses (1) and (2).

                           (d) The number of holders of Company Stock Options
shall not be greater than 100, and the number of shares of Company Common Stock issuable upon exercise of outstanding Company Stock Options shall not be greater than 250,000.

                  Section 6.3 Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by the Company):

                           (a) The representations and warranties of Parent and
Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

                           (b) Parent and Merger Sub shall have performed or
complied with, as applicable, all material obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them, and the Company shall have received a certificate to such effect signed on behalf of Parent by an officer of Parent.

                  Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition to its obligation to consummate the Merger set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure (subject, in the case of Parent and Merger Sub, to Section 5.6(c)) to use its reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE VII

                                   TERMINATION

                  Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                           (a) By the mutual consent of the Parent and the
Company.

                           (b) By either of the Company or Parent:

                                    (i) if any Governmental Entity shall have
issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable (any such order, decree, ruling or other action, a "Final Order"); provided that the party seeking to terminate this Agreement shall have used all reasonable efforts (subject, in the case of Parent and Merger Sub, to Section 5.6(c)) to challenge such order, decree, ruling or other action;

                                    (ii) if the Effective Time shall not have
occurred on or before August 30, 2003, (the "Outside Date"), provided, that, a party may not terminate the Agreement pursuant to this Section 7.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time, provided, however, that the Outside Date shall be extended day-by-day for each day during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger, provided further, however, that the Outside Date shall not be extended past October 15, 2003;

                           (c) By the Company:

                                    (i) if the required approval of the
stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                                    (ii) if concurrently it enters into a
definitive agreement providing for a Superior Proposal entered into in accordance with Section 5.2, provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with
Section 7.3; or

                                    (iii) if the representations and warranties
of Parent or Merger Sub set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or either Parent or Merger Sub shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within fifteen (15) business days after the Company gives written notice of such inaccuracy or breach to Parent.

                           (d) By Parent:

                                    (i) if the required approval of the
stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

                                    (ii) if the Board of Directors of the
Company or any committee thereof shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent its approval or recommendation of this Agreement, the Merger and the other transactions contemplated hereby, or failed to reconfirm its recommendation within three (3) business days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, or the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions; or

                                    (iii) if the representations and warranties
of the Company set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of the Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which inaccuracy or breach cannot be cured or has not been cured within fifteen (15) business days after Parent gives written notice of such inaccuracy or breach to the Company.

                  Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Sections 5.5(b), 5.5(c), 7.2, 7.3, 8.4, 8.6, 8.7, 8.8, 8.9 and, subject to the conditions set forth therein, 5.10 hereof) shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company, except as provided in Section 7.3; provided, however, that nothing in this Section shall relieve any party from liability for any breach (occurring prior to any such termination) of any of the representations, warranties, covenants, or agreements set forth in this Agreement.

                  Section 7.3 Termination Fee; Expenses. Except as provided in this Section 7.3 and except for the filing fee under the HSR Act (which filing fee shall be borne equally by Parent and the Company), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses. In the event that (i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated either (a) pursuant to Section 7.1(b)(ii), 7.1(c)(i), or 7.1(d)(i) or (b) pursuant to Section 7.1(b)(i), but only if, in the case of this clause (b), the applicable Final Order is based on the existence of such Takeover Proposal (whether or not modified after it was first made), and such Takeover Proposal (whether or not modified after it was first made) is consummated within one (1) year of such termination or (ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii), or is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall pay to Parent on the date of such termination, or in the case of subclause (i) upon such consummation, a termination fee equal to $35 million (the "Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. In the event the Termination Fee becomes payable pursuant to this Section 7.3, the Company shall also promptly pay upon Parent's request, all reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the transactions contemplated hereby (including the portion of the filing fee under the HSR Act paid by Parent), which payments shall be in addition to the Termination Fee, but which payments shall not exceed $1 million in the aggregate. The fee arrangement contemplated hereby shall be paid pursuant to this Section 7.3 regardless of any alleged breach by Parent of its obligations hereunder, provided, that no payment made by the Company pursuant to this Section 7.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Sub or of any rights of the Company in respect thereof. The Termination Fee, if paid, shall be credited against any damages recovered by Parent or Merger Sub from the Company arising from a breach of this Agreement by the Company.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein;

provided, however, that no amendment, modification or supplement of this Agreement shall be made following the approval of this Agreement by the stockholders unless, to the extent required, approved by the stockholders.

                  Section 8.2 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                  Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)      if to Parent or Merger Sub, to:

         Berkshire Hathaway Inc.
         1440 Kiewit Plaza
         Omaha, Nebraska  68131
         Attention:  Warren E. Buffett
         Telephone No.: (402) 346-1400
         Telecopier No.:  (402) 346-3375

         with a copy to:

         Munger, Tolles & Olson LLP
         355 South Grand Avenue, Suite 3500
         Los Angeles, California  90071-1560
         Attention:  Robert Denham, Esq.
         Telephone No.:  (213) 683-9100
         Telecopier No.:  (213) 687-3702

(b)      if to the Company, to:

         Clayton Homes, Inc.
         623 Market Street
         Knoxville, Tennessee  37902
         Attention:  Kevin T. Clayton
         Telephone No.:  (865) 380-3607
         Telecopier No.:  (865) 380-3742
         with a copy to:

         Hunton & Williams
         951 East Byrd
         Richmond, Virginia  23219
         Attention:  Allen Goolsby, Esq.
         Telephone No.: (804) 788-8289
         Telecopier No.: (804) 788-8219


                  Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  Section 8.6 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.7, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. Section 5.7 is intended for the benefit of, and shall be enforceable by, the Indemnified Parties.

                  Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto.

                  Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

                  Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  Section 8.10 Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import. "Knowledge" and "known" means the actual knowledge after reasonable inquiry of the executive officers of the Company or Parent, as the case may be.

                  Section 8.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and each party will not attempt to deny or defeat personal jurisdiction or venue in any such court by motion or other request for leave from any such court.

                  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                             Berkshire Hathaway Inc.


                             By: /s/ Marc D. Hamburg
                                ------------------------------------------------
                                  Name:  Marc D. Hamburg
                                  Title:       Vice President and Chief
                                               Financial Officer



                             B Merger Sub Inc.


                             By: /s/ Marc D. Hamburg
                                ------------------------------------------------
                                  Name:  Marc D. Hamburg
                                  Title:       President



                             Clayton Homes, Inc.


                             By: /s/ Kevin T. Clayton
                                ------------------------------------------------
                                  Name:  Kevin T. Clayton
                                  Title:       President and Chief Executive
                                               Officer

                                    EXHIBIT A

                             STOCKHOLDERS AGREEMENT



[Included as Exhibit 2.2 to Form 8-K]


                                             EXHIBIT B

                              STOCK OPTIONS PURCHASE PRICE SCHEDULE



        Class of Options                Number of Options           Price              Total
        ----------------                -----------------           -----              -----

1.      Vested Options                       390,909                   5.28          2,063,999.52
        7.22 strike

2.      Unvested Options                       3,050                3.70263             11,293.02
        11/10/93 Grant
        7.22 strike

3.      Unvested Options                       8,540                4.20870             35,942.30
        11/9/94 Grant
        7.22 strike

4.      Options                               12,200                3.72318             45,422.80
        7/1/94 Grant
        7.53 strike

5.      Options                               12,200                   4.96             60,512.00
        7/1/93 Grant
        7.54 strike

6.      Options                              170,283                4.77769            813,559.39
        7/2/97 Grant
        8.19 strike

7.      Options                                5,953                   4.23             25,181.19
        12/8/93 Grant
        8.27 strike

8.      Options                                5,490                   4.21             23,112.90
        5/11/94 Grant
        8.29 strike

9.      Options                               87,700                5.36541            470,546.46
        7/3/95 Grant
        8.38 strike

10.     Options                              139,568                3.82586            533,967.63
        7/3/95 Grant
        8.51 strike

11.     Options                              566,675                4.14480          2,348,754.54
        11/1/2000 Grant
        9.31 strike

12.     Options                              456,100                3.63089          1,656,048.93
        10/27/99 Grant
        9.38 strike

13.     Options                               14,058                1.76681             24,837.81
        11/1/96 Grant Date
        10.32 strike

14.     Options                              243,103                   2.18            529,964.54
        11/14/96 Grant Date
        10.32 strike

15.     Options                              778,750                4.20703          3,276,224.61
        10/30/02 Grant
        11.19 strike

16.     Options                               31,250                3.66771            114,615.94
        7/1/97 Grant
        11.50 strike

17.     Options                               68,300                4.15245            283,612.34
        7/1/99 Grant
        11.88 strike

18.     Options                              738,055                2.10245          1,551,723.73
        11/12/98 Grant
        11.90 strike

19.     Options                              382,501                0.83450            319,541.34
        11/12/97 Grant
        12.60 strike


20.     Options                               22,649                2.86583             64,908.18
        7/1/96 Grant
        12.80 strike

21.     Options                              923,050                3.30030          3,046,341.91
        10/30/01 Grant
        13.55 strike

22.     Options                              295,334                2.28863            675,910.26
        11/8/95 Grant
        13.70 strike

23.     Options                              280,000                1.64012            459,233.60
        1/1/99 Grant
        13.81 strike

24.     Options                              134,500                4.03075            542,135.88
        7/1/02 Grant
        15.28 strike

25.     Options                               90,500                3.49858            316,621.49
        7/2/01 Grant
        15.65 strike

26.     Options                               67,750                3.03030            205,302.83
        7/1/98 Grant
        15.75 strike

        TOTAL                              5,928,468                                19,499,315.14